Exhibit 16


                                         PriceWaterhouseCoopers, LLP
                                         Ten Almaden Bouelvard
                                         Suite 1600
                                         San Jose CA 95113




November 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Appiant Technologies, Inc (copy attached), which we understand has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated November 13, 2002. We agree with the statements concerning our Firm in such Form 8-K except that the date of our resignation as auditors was November 12, 2002. Additionally, PwC has informed the Company that it's report on the Company's 2001 financial statements can no longer be relied upon due to an error in the accounting for certain warrants attached to convertible debentures.

Very truly yours,

/s/ PriceWaterhouseCoopers, LLP


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